UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2012

LIMELIGHT NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33508	20-1677033
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

222 South Mill Avenue, 8th Floor

Tempe, AZ 85281

(Address, including zip code, of principal executive offices)

(602) 850-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item  5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory                    Arrangements of Certain Officers.

(c) Limelight Networks, Inc. (the “Company”) appointed Indu Kodukula, 39, to serve as the Company’s Chief Operating Officer, effective on October 29, 2012.

Mr. Kodukula brings over fifteen years of technology innovation and business leadership to Limelight Networks, including over 10 years in senior executive and general management roles. Prior to joining Limelight, Mr. Kodukula held the position of executive vice president, products and chief technology officer for SunGard Availability Services from 2009 to 2012, where he was instrumental in driving product development and launching an industry-first, enterprise-grade Infrastructure-as-a-Service (IaaS) cloud offering. Earlier, he served as vice president of products for Oracle’s Communication Service Delivery Platform from 2005 to 2009, where he grew Oracle’s SDP revenue by 400% over a two-year period. He also served in operational roles at BEA Systems, McKinsey & Company, and Silicon Graphics.

The Company entered into an employment agreement with Mr. Kodukula. The agreement, which became effective on October 29, 2012, provides that Mr. Kodukula will commence performance of duties as the Company’s Chief Operating Officer. Mr. Kodukula will receive an annual salary of $350,000 and he is eligible to receive a target annual incentive bonus of $250,000 for calendar year 2012 and 2013. The actual earned annual cash incentive, if any, will be payable upon the achievement of performance goals established or approved by the Board of Directors of the Company or by the Compensation Committee of the Board of Directors of the Company. The target annual incentive for 2012 shall be prorated for the portion of calendar year 2012 during which Mr. Kodukula is an employee of the Company.

Mr. Kodukula’s employment agreement provides that on the date upon which Mr. Kodukula commences employment, the Company will issue to Mr. Kodukula 475,000 Restricted Stock Units (the “RSUs”) pursuant to the Company’s 2007 Equity Award Incentive Plan (the “Plan”). Mr. Kodukula’s employment agreement provides that one-sixteenth (1/16th) of the RSUs will vest on March 1, 2013, and an additional one-sixteenth (1/16th) will vest on the first day of each June, September, December and March thereafter, provided Mr. Kodukula continues to be a Service Provider to the Company through each such vesting date.

In the event that the Company consummates a change of control transaction, defined as the consummation of a merger or consolidation or the approval of a plan of complete liquidation or for the sale or disposition of all or substantially all of the Company’s assets, 50% of Mr. Kodukula’s then outstanding unvested equity awards will vest. In the event that Mr. Kodukula’s employment is terminated by the Company without Cause or if Mr. Kodukula terminates voluntarily for Good Reason, and the termination is in Connection with a Change of Control, as each such term is defined in the employment agreement, Mr. Kodukula will receive continued payment for 6 months of his then current annual salary, 100% of the target annual incentive bonus for the year in which the termination occurs, accelerated vesting of the balance of his then outstanding equity awards, and reimbursement for premiums paid for continued health benefits under the Company’s health plan until the earlier of 6 months or the date upon which he and his eligible dependents become covered under similar plans.

In the event that the Company terminates Mr. Kodukula’s employment without Cause or he resigns for Good Reason, in either case other than in connection with a change of control, or if within 12 months of commencing employment with the Company, Mr. Kodukula voluntarily resigns because of a Material Corporate Change, as such term is defined in the employment agreement, Mr. Kodukula will receive continued payment for 6 months of his then current annual salary, the actual earned target annual incentive bonus for the current year, if any, pro-rated to the date of termination and reimbursement for premiums paid for continued health benefits under the Company’s health plans until the earlier of 6 months or the date upon which he and his eligible dependents become covered under similar plans.

On October 29, 2012, the Company issued a press release regarding Mr. Kodukula’s employment as the Company’s Chief Operating Officer. The press release is filed with this report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item  9.01.  Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Limelight Networks, Inc. dated October 29, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIMELIGHT NETWORKS, INC.

Date: October 31, 2012
	By:	/s/ Philip C. Maynard
Philip C. Maynard
Senior Vice President, Chief Legal Officer & Secretary